EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91525, 333-59253 and 333-89884) pertaining to The SCPIE Holdings Inc. Employee Stock Purchase Plan and 2001 Amended and Restated Equity Participation Plan of SCPIE Holdings Inc., as amended, respectively, of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedules of SCPIE Holdings Inc., SCPIE Holdings Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SCPIE Holdings Inc., included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 15, 2007